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                                                                    Exhibit 99.1
Friday, March 31, 2000

COMPANY PRESS RELEASE

                      LAKES GAMING ANNOUNCES CONCLUSION OF
                 MANAGEMENT CONTRACT FOR GRAND CASINO AVOYELLES

MINNEAPOLIS--March 31, 2000--Lakes Gaming, Inc. (Nasdaq "LACO") today announced that it has reached an agreement with the Tunica-Biloxi Tribe of Louisiana, effective March 31, 2000 for the early buyout of the management contract for Grand Casino Avoyelles. The Tunica-Biloxi Tribe of Louisiana has elected to exercise its option for the early buyout of the contract which was scheduled to expire on June 3, 2001. The early buyout of the contract was provided for in the original seven-year management agreement and, under the agreement, Lakes will be compensated for the management fees the company would have received had it managed Grand Casino Avoyelles through the original contract expiration date of June 3, 2001, discounted to their present value. Lakes will also be repaid all amounts owing to it under its loan agreements with the Tribe, and will convey to the Tribe certain real estate which is adjacent to the casino.

Grand Casino Avoyelles was developed into a full-scale destination resort during the term of the management agreement. Lakes managed all aspects of development and operations for the property from master planning and financing to construction and marketing, with particular emphasis on training and development of the casino's tribal employees. The Tunica-Biloxi Tribe of Louisiana and Lakes have enjoyed a successful partnership over a six-year period. Both entities are proud of the resort operation in Louisiana, which is considered to be among the most profitable and well-run Indian gaming establishments in the United States. Earl J. Barbry, Chairman of the Tunica-Biloxi Tribe commented, "We are grateful for the leadership and direction provided by Lyle Berman and the entire Lakes' management team. Both the Tribe and Lakes Gaming have benefitted greatly from their association during the course of the management agreement. We now look forward to the opportunities before us as we independently advance the Tribe's interests in other business opportunities."

Lakes continues to manage one casino resort in Louisiana, Grand Casino Coushatta in Kinder, Louisiana. On February 7, 2000 Lakes announced the renewal of the Coushatta management agreement which will become effective in January, 2002 when the current contract term expires. The renewal term of the Coushatta management agreement runs through January 2007. The new contract is subject to National Indian Gaming Commission approval.

Lakes also has executed development and management agreements for new casino resort managed locations with the Pokagon Band of Potawatomi Indians in Michigan, the Shingle



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Springs Band of Miwok Indians near Sacramento, California and with the Jamul
Indian Village near San Diego, California.

Lakes Gaming, Inc. is a publicly held casino management company that was formed through a distribution to shareholders of Grand Casinos, Inc. effected in December 1998. Lakes operates an Indian casino management business and holds various other assets previously owned by Grand Casinos, Inc., consisting primarily of land in Las Vegas, NV. The company's revenues will be derived almost exclusively from the management fees it earns at Grand Casino Coushatta, located in Kinder, Louisiana. The casino is managed under an agreement on behalf of the Coushatta Tribe of Louisiana. Lakes Gaming, Inc. common shares are traded on the Nasdaq National Market under the trading symbol "LACO".

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by the Company) contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, those relating to development and construction activities, dependence on existing management, domestic or global economic conditions, activities of competitors and the presence of new or additional competition, fluctuations and changes in customer preferences and attitudes, changes in federal or state tax laws or the administration of such laws and changes in gaming laws or regulations (including the legalization of gaming in certain jurisdictions). For more information, review the Company's filings with the Securities and Exchange Commission.
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Contact:

     Lakes Gaming, Inc.
     Timothy J. Cope
     612-449-7030



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